As filed with the Securities and Exchange Commission on
April 29, 1999                                 Registration No. 333-59973
----------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                         -------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                             ON FORM S-3 TO FORM S-1
                             Registration Statement
                        Under the Securities Act of 1933
                        --------------------------------


                                ONIX SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                       76-0546330
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)


                                 ---------------

                             22001 North Park Drive
                               Kingwood, TX 77339
                                 (781) 622-1000
          (Address,  including zip code,  and telephone  number,  including area code, of registrant's principal executive offices)
                                 ---------------

                          Sandra L. Lambert, Secretary
                                ONIX Systems Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                  P.O. Box 9046
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                    Copy to:
                             Seth H. Hoogasian, Esq.
                                 General Counsel
                                ONIX Systems Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                  P.O. Box 9046
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000
                                 ---------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED APRIL 29, 1999



PROSPECTUS


                              ONIX SYSTEMS INC.


                       1,639,640 Shares of Common Stock


     The stockholders of ONIX Systems Inc. identified on pages 8 through 12 may offer and sell the shares of common stock, $.01 par value per share, covered by this prospectus from time to time. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. ONIX Systems will pay the expenses of registration of the sale of the shares.

     Beginning on page 2, we have listed several "RISK FACTORS" that you should consider. You should read the entire prospectus carefully before you make your investment decision.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


     ONIX Systems is a majority-owned subsidiary of Thermo Instrument Systems Inc., which is a majority-owned subsidiary of Thermo Electron Corporation. Our common stock trades on the American Stock Exchange under the symbol "ONX". On April 28, 1999, the reported closing price of our common stock on the American Stock Exchange was $5.375 per share.


      The date of this Prospectus is         , 1999.


                          -------------------------

                                 THE COMPANY


     ONIX Systems designs, develops, markets and services sophisticated field measurement instruments and on-line sensors for the process control industry. Our products, which incorporate advanced measurement technologies, provide real-time data collection, analysis and local control functions that enhance production efficiency, improve process and quality control, ensure regulatory compliance and increase employee safety. As of April 3, 1999, our parent company, Thermo Instrument, owned approximately 80% of our outstanding common stock and Thermo Instrument's parent company, Thermo Electron, owned approximately 2% of our outstanding common stock. Our principal executive offices are located at 22001 North Park Drive, Kingwood, Texas 77339, and our telephone number is (781) 622-1000.



                                 RISK FACTORS


     You should be aware that the matters described in this section, among others, have in the past and could in the future affect ONIX Systems' actual results of operations. We make forward-looking statements, within the meaning of
Section 21E of the Exchange Act, throughout this prospectus. You should consider any statements that are not historical, factual statements to be forward-looking statements. Among others, we intend the words "believes," "anticipates," "plans," "expects," "seeks," "estimates" and similar expressions to identify forward-looking statements. Many important factors could cause our results to differ materially from the results indicated by any forward-looking statements. Those factors include factors discussed in this section and those discussed in other sections of this prospectus.

     A LARGE PART OF OUR REVENUES COMES FROM SALES OF PRODUCTS AND SERVICES TO CUSTOMERS IN THE OIL AND GAS INDUSTRY. In 1998, 67% of our revenues came from customers in the oil and gas industry. Demand for our products and services from oil and gas industry customers depends on how much such customers spend on exploration, production and distribution activities. These activities, in turn, depend on the following factors:

     -    oil and gas prices;

     -    expectations about future prices;

     -    the cost of exploring for, producing and delivering oil and gas;

     -    the discovery rate of new oil and gas reserves;

     - local and international political, regulatory and economic conditions; and

      -   the ability of oil and gas companies to obtain capital.

Energy prices declined in 1998. The resulting decrease in oil and gas activities adversely affected our results in 1998 and we expect this decrease to have a material adverse effect on our results of operations in 1999.

     THERE IS A RISK OF LIMITED OR NO MARKET ACCEPTANCE OF SOME OF OUR PRODUCTS. Some of our products are alternatives to traditional instruments and methods. Consequently, customers may be slow to accept our products and to invest in them, particularly where the purchase of the product will require a major financial investment. Our on-line process measurement instruments become part of a customer's production line. The decision to invest in these instruments is risky since the failure of one of these instruments could affect an entire production line. In addition, we believe that our growth prospects depend heavily on the acceptance of our products and related services by more customers from different industry segments. We make no assurance that we can obtain such broad acceptance of our products.

     THE CAPITAL SPENDING POLICIES OF OUR CUSTOMERS SIGNIFICANTLY AFFECTS THE DEMAND FOR OUR PRODUCTS. Our customers include oil and gas production, processing, refining and distribution facilities, and iron and steel, pulp and paper, minerals and mining, water and wastewater, semiconductor, and petrochemical and chemical companies. The capital spending policies of such customers depend on many things, including the resources available for purchases, the spending priorities for various types of process control equipment or techniques and the resources allocated to capital expenditures during recessions. In 1998, our revenues were affected by companies in the process sector reducing discretionary capital spending. Any further decrease in capital spending by our customers could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS, AND WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ANY ACQUIRED BUSINESSES INTO OUR EXISTING BUSINESS. As part of our strategy, we have acquired businesses that complement or add to our existing product lines. Attractive acquisitions are difficult to identify and complete for a number of reasons, including competition among buyers and the need for regulatory approvals, including antitrust approvals. We may pay a substantial premium over the fair value of the net assets of any acquired companies. In addition, we may not be able to retain key personnel and customers, or adequately improve the financial performance, of any acquired business. To finance acquisitions, we may have to raise funds by selling our securities in the public or private markets. We may not be able to obtain the necessary financing at all or on favorable terms and any equity financing may result in dilution to our stockholders.

     OUR INTERNATIONAL SALES AND FOREIGN OPERATIONS ARE SUBJECT TO MANY RISKS. In 1998, sales from outside of the United States were approximately 17% of our total revenues and export revenues from the United States were approximately 27% of our total revenues. We intend to continue expanding our presence in markets outside of the United States. International revenues are subject to a number of risks, however, including the following:

      - agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

      -  foreign customers may have longer payment cycles;

      - foreign countries may impose additional withholding or other taxes on our foreign income and impose tariffs or adopt other restrictions on foreign trade;

      - changes in exchange rates may adversely affect both product demand and the profitability of products and services sold abroad when customers make payments in the local currency;

      -  U.S. export licenses may be difficult to obtain or enforce; and

      - intellectual property rights in foreign countries may be more difficult to enforce.

In addition, we conduct a large portion of our business in, and we export to, foreign countries, including the United Kingdom, Mexico, Canada and the United Arab Emirates. Foreign operations have associated risks, including potentially unstable economic conditions, the need to comply with a variety of foreign laws and regulations, which may change without notice, and different tax structures. Tax rates in some foreign countries exceed United States tax rates, and foreign earnings may be subject to withholding requirements, tariffs, exchange controls or other restrictions. We make no assurance that any of these or other factors will not have a material adverse effect on our business, financial condition and results of operations.

     WE MUST ENHANCE OUR EXISTING PRODUCTS, DEVELOP AND INTRODUCE NEW PRODUCTS AND TECHNOLOGIES AND EXPAND OUR AFTERMARKET SUPPORT SERVICES TO MEET CHANGING CUSTOMER REQUIREMENTS AND SERVE BROADER INDUSTRY SEGMENTS. Changing technology, evolving industry standards and new product introductions and enhancements are characteristics of the markets in which our products compete. We make no assurance that we will successfully and timely complete the enhancement and development of our existing and new products and the expansion of our preventative maintenance and aftermarket support services. We also make no assurance that our existing and new products and services will satisfy the process measurement needs of customers in our target markets.

     WE ENCOUNTER AND EXPECT TO CONTINUE TO ENCOUNTER INTENSE COMPETITION IN THE SALE OF OUR PRODUCTS. We believe that our competitiveness in the market for field measurement instruments and sensors depends upon a number of factors both within and beyond our control, including the following:

      -   quality and reliability;

      -   technical features;

      -   accuracy;

      -   ease of use;

      -   product pricing;

      -   reputation for aftermarket service;

      - timing of new product releases and enhancements by us and our competitors;

      -   name recognition;

      -   the establishment of strategic alliances; and

      -   industry and general economic trends.

In addition, some of our competitors use technologies that customers may view as cost-effective alternatives to the technologies we use. Some of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to promoting and selling their products. We make no assurance that we will be able to compete successfully with existing or new competitors. An increase in competition could result in price reductions and loss of market share, which could have a material adverse effect on our business, financial condition and results of operations.

     SOME OF OUR LEVEL AND DENSITY MEASUREMENT INSTRUMENTS USE GAMMA TECHNOLOGIES THAT MAY INVOLVE HEALTH AND SAFETY RISKS AS A RESULT OF THE USE AND HANDLING OF AND POSSIBLE RADIOACTIVE EMISSIONS FROM GAMMA MATERIALS. The manufacture and sale of products that use gamma technology may subject us to extensive federal, state, local and foreign regulations. These regulations could make production of our products more expensive, or could otherwise materially adversely affect the demand for our gamma measurement instruments. We also make no assurance that our general liability and nuclear liability insurance policies will protect us from liability claims, or that liability insurance will continue to be available to us at a reasonable cost, or at all.

     LOCAL SUBCONTRACTORS MANUFACTURE CERTAIN MAJOR COMPONENTS THAT WE USE IN OUR PRODUCTS. If we are unable to receive adequate supplies for a long time, we might have to pay more for our supplies or find another source for our supplies, which could delay shipments and hurt relationships with current and prospective customers. Such factors could have a material adverse effect on our business, financial condition and results of operations.

     OUR SUCCESS DEPENDS ON RETAINING A NUMBER OF KEY EMPLOYEES, INCLUDING MEMBERS OF SENIOR MANAGEMENT. We do not have employment contracts with most of our key employees, and we do not have, or plan to purchase, key-man life insurance policies for our key employees. We believe that our future success will depend in part on our ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we make no assurance that we will be able to attract, motivate and retain key personnel.

     OUR PATENTS MAY NOT PROTECT US AGAINST COMPETITORS. The proprietary rights relating to our products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. We have received several U.S. patents and have several pending patent applications. We also own several patents in other countries. Legal proceedings initiated by us to protect our proprietary rights could be extremely expensive. In addition, our competitors, some of whom have much greater resources than us, could bring lawsuits to challenge the validity of our patents, or could design comparable products that do not infringe our patents. Defending those claims could be very expensive and divert management resources, which could have a material adverse effect on our business, financial condition and results of operations. Also, such claims could result in an award of substantial damages against us, as well as injunctive or other equitable relief, that could effectively block our ability to make, use, sell, distribute or market our products and services in the U.S. and abroad.

     Other parties may own pending or issued patents relating to our products or technologies. If those parties were to bring a claim relating to proprietary technology or information against us, we might need to acquire licenses to, or contest the validity of, such parties' proprietary technology. Any contest of the validity of proprietary technology would likely be very expensive, and we may not prevail. In addition, any license required under any other parties' proprietary technology might not be available on acceptable terms. The steps taken by us to protect our proprietary rights may not be adequate to prevent others from misappropriating our technology or developing similar technology. In addition, some jurisdictions' laws would not protect our proprietary rights to the same extent as U.S. laws, and the protections that are available in other jurisdictions may not be adequate.

     We also rely on trade secrets and proprietary know-how that we protect, in part, by confidentiality agreements with our employees and consultants. We make no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by our competitors.

     VARIOUS DOMESTIC AND FOREIGN ENVIRONMENTAL AND CONSUMER PROTECTION LAWS INFLUENCE THE DEMAND FOR SOME OF OUR PRODUCTS. We design, develop and market our products, in part, to meet customer needs created by existing and anticipated regulations both in the United States and abroad. Any changes in these regulations may adversely affect demand for our products. In addition, the manufacture and sale of products that use gamma technology is subject to certain federal, state, local and foreign regulations, including licensing and other regulatory approvals. In particular, we have obtained licenses required by the Nuclear Regulatory Commission ("NRC") and the State of Texas for the storage and handling of nuclear sources located at our Round Rock, Texas facility that are used in our gamma measurement instruments. These licenses are reviewed and renewed periodically and the facility is subject to periodic inspection. Further, the NRC or other regulators may adopt and impose new or more stringent regulations, and we make no assurance that we will be able to comply with such changes. Our failure to maintain our licenses or to comply with applicable regulations could have a material adverse effect on our business, financial condition and results of operations.

     WE HAVE NOT COMPLETED OUR YEAR 2000 COMPLIANCE PROGRAM SO THE POTENTIAL COSTS AND COMPLICATIONS ASSOCIATED WITH THE YEAR 2000 ISSUE CANNOT BE DETERMINED AT THIS TIME. While we expect to complete upgrades to our internal business systems before the year 2000, these upgrades may encounter unexpected costs or delays. Despite our efforts to ensure that our material current products are year 2000 compliant, we may see an increase in warranty and other claims related to our products that incorporate or use third party software or hardware. We might also be materially adversely affected if any of the operations of our material suppliers or vendors are disrupted by year 2000 issues. There may be a significant amount of litigation relating to the year 2000 issue, and we make no assurance that we will not incur material costs in defending or bringing year 2000-related lawsuits. In addition, if we do identify any year 2000 issues, we may not be able to hire qualified personnel to remedy those issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on our business, financial condition and results of operations in amounts that we cannot reasonably estimate at this time.

                             SELLING STOCKHOLDERS


     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder, the number of shares that may be offered pursuant to this prospectus, and the number of shares each selling stockholder will own after the offering, assuming all of the shares are sold. This information is based upon information provided by the selling stockholders.



                                                                             Shares
                                                 Shares of                Owned After
                                                Common Stock               Completion
                                                Owned Before    Shares      of the
                                                    the          Being      Offering
Selling Stockholder                             Offering(1)     Offered
--------------------                           --------------   --------    -----------



W. Paul Ruben                                           3,508       3,508            0

Gregory D. Lewis (2)                                      333         333            0

Earl R. Lewis IV (2)                                      333         333            0

The Lincoln Fund Tax Advantage L.P.                    12,280      12,280            0

The Gordon Fund, L.P.                                  12,280      12,280            0

Steven Braverman Trust                                  7,018       7,018            0

Nutraco Nominees Limited                               70,333      70,333            0

Advance Capital Offshore Partners, L.P.                80,553      26,836       53,717

Catherine S. Dawson                                     3,508       3,508            0

Richard J. Naegele                                      7,018       7,018            0

Lucky Star Shipping S.A.                               40,350      40,350            0

Pictet & Cie                                           17,544      17,544            0

Nancy S. DeMoss                                         3,508       3,508            0

Roger T. Servison                                       7,017       7,017            0

Joseph C. Sindelar Trust                                8,140       8,140            0

Stephenson Ventures                                     8,772       8,772            0

H. Virgil Sherrill                                      8,772       8,772            0


                                                                             Shares
                                                 Shares of                Owned After
                                                Common Stock               Completion
                                                Owned Before    Shares      of the
                                                    the          Being      Offering
Selling Stockholder                             Offering(1)     Offered
--------------------------                     --------------   -------    -----------


Arthur S. DeMoss Foundation                             8,771       8,771            0

Edward Darman Co.                                      10,526      10,526            0

Wynona L. Smith (3)                                     4,000       4,000            0

Roy F. Weston                                           3,508       3,508            0

Lazard Freres & Co. LLC                                20,000      20,000            0

Coutts(Jersey) Limited a/c AIM Values                  15,333      15,333            0

Coutts(Jersey) Limited a/c Client                      18,000      18,000            0

Royal Bank of Scotland International                   32,666      32,666            0

Coutts(Jersey) Limited a/c AIM Americas                   666         666            0

Nutraco Nominees Limited                               43,000      43,000            0

Homeowners Friendly Society Ltd. A/C GCF               16,666      16,666            0

Egger and Co.                                          20,000      20,000            0

MSS Nominees Ltd.                                       6,666       6,666            0

MGQ Nominees Limited a/c GGIGT                         16,666      16,666            0

C.O. Nominees                                          23,333      23,333            0

Gerlach & Co.                                          33,333      33,333            0

MSS Nominees Limited A/C 810015                        33,333      33,333            0

Wifleur Inc.                                            3,508       3,508            0

Triangle Bridge Group, L.P.                             3,508       3,508            0

Scot Holdings, Inc.                                     3,508       3,508            0

Marc H. Morgenstern                                     3,508       3,508            0

Bennett Yanowitz                                        5,508       3,508        2,000



                                                                             Shares
                                                 Shares of                Owned After
                                                Common Stock               Completion
                                                Owned Before    Shares      of the
                                                    the          Being      Offering
Selling Stockholder                             Offering(1)     Offered
--------------------------                     --------------  ----------  ------------


Barbara Gisel                                           3,508       3,508            0

William C. Parrish                                      3,508       3,508            0

Vassilios and Lynne Sirpolaiois                         3,508       3,508            0

Robert E. Yancey, Jr.                                   3,508       3,508            0

Joseph E. Valenti Jr. Trust dated                       3,508       3,508            0
December 21, 1993

Jose Spiwak/ ttee and Sara Spiwak/ttee                  3,508       3,508            0

John Stafford                                           3,508       3,508            0

John A. Miller                                          3,508       3,508            0

Gordon A. Hughes and Elizabeth Hughes                   8,508       3,508        5,000
TEN ENT

Edwin R. Bindseil                                       3,508       3,508            0

Edward W. Rabin                                         3,508       3,508            0

Fay E. Schefer                                          3,508       3,508            0

Francis Cook                                            3,508       3,508            0

Douglas A. Pertz                                        3,508       3,508            0

Richard Bertero                                         3,508       3,508            0

Mary A. Froelich                                        3,508       3,508            0

Bruce D. Cowen                                          3,508       3,508            0

Talisman Capital Ltd.                                  13,333      13,333            0

Robert E. Kilkenny                                     13,333      13,333            0

The McCloskey Trust                                    14,035      14,035            0

Charles A. Smithgall, Jr.                              21,535      14,035        7,500




                                                                             Shares
                                                 Shares of                Owned After
                                                Common Stock               Completion
                                                Owned Before    Shares      of the
                                                    the          Being      Offering
Selling Stockholder                             Offering(1)     Offered
---------------------------                    ---------------  --------   -------------


Jacobs Family Co. LLC                                  14,035      14,035            0

David Braverman Trust                                   7,017       7,017            0

Venture Capital Holdings, L.P.                         17,544      17,544            0

Charles K. Stewart                                     17,543      17,543            0

James L. Brooks, Trustee, Brooks Family Trust          17,543      17,543            0

William   Broder,   Trustee,   James  L.   Brooks       3,508       3,508            0
Retained Income Trust

W.H. Kilkenny Co.                                      29,824      29,824            0

Link & Co.                                             33,333      33,333            0

Paul A. Sakmar Trust, Paul A. Sakmar Trustee           28,421      28,421            0

Employee's  Profit  Sharing  Plan  and  Trust  of      11,166       6,666        4,500
Steel Industries, Inc.

Akkad & Co.                                            49,122      49,122            0

ASTO OS, L.L.C.                                       159,336      94,736       64,600

Advance Capital Partners, L.P.                        256,727      85,444      171,283

Jackson National Life Insurance Company               157,894     157,894            0

Nap & Co.                                             140,350     140,350            0

Northman & Co.                                         42,104      42,104            0

Fuelship & Co.                                         28,070      28,070            0

Martin E. Messinger                                    24,561      24,561            0

LaSalle  National  Bank as  Custodian  for W.H.I.      70,000      70,000            0
Growth Fund, L.P.



                                                                             Shares
                                                 Shares of                Owned After
                                                Common Stock               Completion
                                                Owned Before    Shares      of the
                                                    the          Being      Offering
Selling Stockholder                             Offering(1)     Offered
---------------------------                    --------------  ---------   -----------


Irving B. Harris Revocable Trust dtd 7/31/87           18,500      18,500            0

William W. Harris Trust                                 6,666       6,666            0

Roxanne H. Frank Trust                                 13,333      13,333            0

Harris Foundation                                      10,000      10,000            0

Irving Harris Foundation A                              4,000       4,000            0

Irving Harris Foundation B                              3,333       3,333            0

Jerome Kahn, Jr. Revocable Trust                        2,000       2,000            0

David Rosenbaum & Margot Kahn JTWROS                      333         333            0

James J. Pelts                                          2,000       2,000            0

Fred Holubow                                            2,333       2,333            0

Michael S. Resnick                                        500         500            0

Peter E. Martin & Nancy K. Martin JTWROS                  666         666            0

Alae, LP                                                8,333       8,333            0

Crescent International Holdings Limited (4)            16,666      16,666            0

Pilot Trading Trust (5)                                 7,333       7,333            0

-------------


(1) Except as otherwise reflected in the footnotes to this table, all share ownership includes shares owned by the selling stockholders and shares that the selling stockholders had the right to acquire within 60 days of April 4, 1998, through the exercise of stock options.

(2) Gregory D. Lewis and Earl R. Lewis IV are sons of Earl R. Lewis, a director of ONIX Systems and Thermo Instrument.



(3) Wynona L. Smith is the spouse of Arvin H. Smith, a director of ONIX Systems and Thermo Instrument, and the president of Thermo Electron.

(4) Crescent International Holdings Limited, a member of the Olayan Group, is indirectly controlled by Suliman S. Olayan, the father of Hutham S.
Olayan, a director of Thermo Electron.

(5) Pilot Trading Trust is controlled by Robert A. McCabe, a director of Thermo Electron, and members of his family.

     We are registering the shares to permit public secondary trading of them from time to time by the selling stockholders. We sold all of the shares being offered by the selling stockholders for cash in private placement transactions pursuant to Stock Purchase Agreements dated September 24, 1997 and October 22, 1997.

     In the Stock Purchase Agreements, we agreed, among other things, to pay all expenses (other than underwriting discounts, selling commissions, and fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration and resale of the shares being offered by the selling stockholders. See "Plan of Distribution." We intend to prepare and file such amendments and supplements to the registration statement of which this prospectus forms a part as may be necessary to keep the registration statement effective until all the shares registered thereunder have been sold or until, by reason of Rule 144(k) of the SEC under the Securities Act or any other rule of similar effect, the shares are no longer required to be registered for resale by the selling stockholders.


                             PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

      - on the American Stock Exchange (or any other exchange on which the shares may be listed);

      -   in the over-the-counter market;

      -  in negotiated transactions other than on such exchanges;

      - by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchases;

      - in block trades in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal;

      - in transactions in which a broker or dealer purchases as principal for resale for its own account;

      -  in transactions through underwriters or agents; or

      -  in a combination of any of the above transactions.

     The selling stockholders may sell their shares at the prevailing market price at the time of sale, at prices related to such prevailing market price, at fixed offering prices that may be changed, or at negotiated prices. The selling stockholders may use broker-dealers, underwriters or agents to sell their shares. The broker-dealers, underwriters or agents may receive discounts or commissions from the selling stockholders and/or from the purchasers of the shares. To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under certain circumstances the selling stockholders and any broker-dealers, underwriters or agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers, underwriters or agents and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. ONIX Systems has agreed to indemnify the selling stockholders with respect to the shares offered hereby against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in marketmaking activities with respect to our common stock for a period of two business days before the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act that may limit the timing of purchases and sales of shares of ONIX Systems' common stock by the selling stockholders.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the resale of their shares. The shares offered hereby are being registered pursuant to contractual obligations of ONIX Systems, and ONIX Systems has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC's Public Reference Room at the Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains certain information regarding issuers (including ONIX Systems) that file electronically with the SEC. Since our common stock trades on the American Stock Exchange, the reports, proxy statements and other information that we file with the SEC can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-59973). This prospectus omits certain information contained in the registration statement regarding ONIX Systems and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site or by writing to Sandra L. Lambert, Secretary, ONIX Systems Inc., c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone: (781) 622-1000).

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The SEC allows us to "incorporate" into this prospectus information we file with the SEC (File No. 1-13975) in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus that update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we terminate the offering of these shares:


     (1) Annual Report on Form 10-K for the fiscal year ended January 2, 1999;
and


     (2) the description of our common stock contained in the Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

      You may request a copy of the foregoing documents, at no cost, by writing to Sandra L. Lambert, Secretary, ONIX Systems Inc., c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone: (781) 622-1000).


                               USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.



                                LEGAL MATTERS


     Seth H. Hoogasian, Esq., our general counsel, has issued an opinion about the validity of the shares being offered. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of ONIX Systems, Thermo Instrument and Thermo Electron, and owns or has the right to acquire 3,333 shares of common stock of ONIX Systems, 20,444 shares of the common stock, $.10 par value per share, of Thermo Instrument and 348,828 shares of the common stock, $1.00 par value per share, of Thermo Electron.

                                   EXPERTS


     The financial statements and the financial statement schedule of ONIX Systems incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 14.  Other Expenses of Issuance and Distribution.


     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.
                                                                 Amount
                                                                 ------
     SEC Registration fee                                   $   5,578.00
     Legal fees and expenses                                    5,000.00
     Accounting fees and expenses                               5,000.00
     Printing and engraving expenses                           15,000.00
     Miscellaneous                                              2,422.00
                                                              ----------
         Total                                              $  33,000.00



      Item 15.  Indemnification of Directors and Officers.


     The Delaware General Corporation Law and the Registrant's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Registrant and to its stockholders and provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

     Thermo Electron Corporation has an insurance policy that insures the directors and officers of Thermo Electron Corporation and its subsidiaries, including the Registrant, against certain liabilities, which might be incurred in connection with the performance of their duties.

     The selling stockholders are obligated under the Stock Purchase Agreements to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.


      Item 16.  Exhibits


     See the Exhibit Index included immediately preceding the exhibits to this registration statement.

      Item 17.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingwood, State of Texas, on this 28th day of April, 1999.



                                                ONIX SYSTEMS INC.

                                          By:  /s/ William J. Zolner
                                               -------------------------------
                                                William J. Zolner
                                                President and Chief
                                                Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


  Signature                         Title                             Date


/s/ William J. Zolner         President, Chief                   April 28, 1999
----------------------        Executive Officer and Director
William J. Zolner             (Principal Executive Officer)


/s/ Theo Melas-Kyriazi        Chief Financial Officer            April 28, 1999
----------------------        (Principal Financial Officer)
Theo Melas-Kyriazi

Paul F. Kelleher*             Chief Accounting                   April 28, 1999
----------------------        Officer (Principal Accounting Officer)
Paul F. Kelleher

Earl R. Lewis*                Chairman of the Board              April 28, 1999
----------------------        and Director
Earl R. Lewis

David J. Beaubien*            Director                           April 28, 1999
----------------------
David J. Beaubien

Frank Jungers*                Director                           April 28, 1999
----------------------
Frank Jungers

Arvin H. Smith*               Director                           April 28, 1999
----------------------
Arvin H. Smith

* The undersigned Sandra L. Lambert, by signing her name hereto, does hereby execute this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-1 on behalf of each of the above-named persons pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.


                                             /s/ Sandra L. Lambert
                                             ---------------------
                                             Sandra L. Lambert
                                             Attorney-in-Fact

                                EXHIBIT INDEX


  Exhibit No.                        Description of Exhibit
  -----------                      --------------------------
         4      Specimen Common Stock Certificate (filed as Exhibit 4 to the
                Registrant's Registration Statement on Form S-1 [Registration
                No. 333-45333] and incorporated herein by reference).
         5      Opinion of Seth H. Hoogasian, Esq. (previously filed).
        23.1    Consent of Arthur Andersen LLP.
        23.2    Consent of Seth H. Hoogasian, Esq. (contained in Exhibit 5).
         24     Power of Attorney (previously filed).

                                                                    EXHIBIT 23.1



                  Consent of Independent Public Accountants


To ONIX Systems Inc.:


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 and related prospectus of ONIX Systems Inc. of our reports dated February 16, 1999, included in or incorporated by reference into ONIX Systems Inc.'s Annual Report on Form 10-K for the year ended January 2, 1999, and to all references to our firm included in or made a part of this registration statement and related prospectus.




                                                      ARTHUR ANDERSEN LLP




Boston, Massachusetts
April 28, 1999